Exhibit 1.06

Investor Relations	Media Relations
Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Lorretta Gasper CDC Software 678-259-8631 lgasper@cdcsoftware.com

FOR IMMEDIATE RELEASE

Leading Private Label Manufacturer of Canned Produce Plans To Implement CDC Software’s CDC
Factory Solution at its Four Plant Network

CDC Factory to Help Pacific Coast Producers Meet Surging Consumer Demand for Private Label
Products during the Ongoing Recession

SHANGHAI, ATLANTA—Sept. 14, 2009 – CDC Software Corporation (NASDAQ: CDCS), a global provider of enterprise software applications and services, announced today that Pacific Coast Producers, a leading manufacturer of private label canned produce, plans to implement CDC Factory at its distribution center in California to meet the increased consumer demand for private label products during the ongoing recession.

Headquartered in Lodi, California, Pacific Coast Producers was founded in 1971 as a cooperative to support produce growers in California during the 1970s and now processes and packs a variety of produce including apricots, pears, tomatoes, grapes and peaches in its four plant network located in Lodi, Oroville and Woodland, California. Implementation of CDC Factory is expected to begin at the Lodi Distribution Center in the fourth quarter of 2009.

As a key supplier to many market-leading retail and food service providers, Pacific Cost Producers faces the challenges of increasing production volume while minimizing significant capital expenditures and maintaining high quality standards. As a result, Pacific Coast Producers is undertaking various strategic initiatives that are expected to help unlock hidden capacity and improve performance at their plants quickly and cost-efficiently. After a comprehensive evaluation process of CDC Factory and other market-leading ERP and MES vendors, Pacific Coast Producers chose CDC Factory to help drive performance improvements by reducing manufacturing costs and identifying the hidden capacity available within their existing plant network. A benchmark study, completed by consultants of CDC Factory and the project team at Pacific Coast Producers, identified $1.2 million of potential direct labor savings at one single facility site alone.

“We see CDC Factory as an essential part of our strategy to become an even lower cost producer quickly and efficiently,” said Dan Sroufe, vice president of Operations at Pacific Coast Producers. “In order for us to keep pace with the increased demand for private label products, it is essential that we have real-time transparency on our performance and that real-time information is delivered to workers so they can take immediate action. We also liked CDC Factory’s pre-packaged functionality and implementation framework which is expected to have us up and running quickly and deliver ROI much faster than traditional systems on the market.”

“We are delighted that CDC Factory will help Pacific Coast Producers meet the increasing demand from cost conscious consumers for private label products,” said Mark Sutcliffe, president of CDC Factory product line, CDC Software. “CDC Factory offers a ‘back-to-basics’ solution that can help lower production costs, improve margins and deliver rapid performance improvements throughout a plant. This not only helps meet the needs of food manufacturers during this recession, but also the expected challenges foreseen in the recovery period.”

By using CDC Factory, Pacific Coast Producers is expected to drive improvements in labor utilization and increase Overall Equipment Effectiveness (OEE) and throughput. CDC Factory manages production operations in real time and records results of all activities in terms of rate, yield, utilization, and unit cost. This information, including production schedules, accurate OEE and per-unit cost data, at a stock keeping unit (SKU) and production line level, is presented instantaneously in a relevant and easy to understand format to factory workers which enables them to make timely adjustments and measure immediate improvements on the plant floor. This also stimulates accountability and provides production managers with detailed performance statistics and root causes of efficiencies for their end-of-shift meetings. CDC Factory also provides senior managers and executives with transparent visibility into production performance on any line throughout their operations.

About CDC Factory

CDC Factory is the one of the first software solutions to combine the power of Manufacturing Operations Management and Enterprise Manufacturing Intelligence into a packaged solution designed to cut production costs. It makes action unavoidable for a manufacturer’s plant workforce, as well as its executive management. CDC Factory combines Shop Floor Data Capture, packaged metrics like OEE, analytics and scorecards, Continuous Improvement capabilities and paperless Quality Management.

This technology is combined with a change method that focuses on developing a structure of daily performance reviews to help drive better performance in every run and every shift of every day. The process helps operators to develop their skills so they are better able to drive their own improvements. CDC Factory is usually deployed in four to six weeks per factory, which helps ensure project momentum and rapid savings. For more information, visit: www.cdcfactory.com

About CDC Software
CDC Software (NASDAQ: CDCS), The Customer-Driven Company™, is a provider of enterprise software applications and services designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes: CDC Factory (manufacturing operations management), CDC Ross ERP (enterprise resource planning), CDC Supply Chain (supply chain management , warehouse management and order management), CDC Pivotal CRM and Saratoga CRM (customer relationship management), CDC Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, CDC HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, technical support and It consulting. For more information, please visit www.cdcsoftware.com.

About CDC Corporation

The CDC family of companies includes CDC Software (NASDAQ: CDCS) focused on enterprise software applications and services, CDC Global Services focused on IT consulting services, outsourced application development and IT staffing, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, and includes statements relating to our beliefs regarding our solutions’ ability to help our customers expand business, increase capacity, reduce costs, engage worksforces, increase line efficiencies, improve labor utilization, reduce changeover times, address variability and minor stops, standardize metrics and data,our beliefs regarding CDC Factory’s ability to provide real-time workforce empowerment and real-time visibility into operating metrics, our beliefs regarding our customers’ plans, strategies and timelines, our beliefs regarding the suitability of CDC Factory for any particular business or customer, our ability to manage change within an organization and incorporate best practices, our beliefs regarding the adoption of CDC Factory by food manufacturers and the reasons therefore, our ability to continue to grow in the future and focus on the global food manufacturing industry, the ability of CDC Factory to address the needs of process manufacturers such as the ability improve efficiencies, improve production, yields, feedback, visibility and accountability into plant floor, metrics, operations and customer order fill rates, the ability of our products to provide key functionality, allow better decision making, drive cost savings and provide competitive advantages, reduce downtime due to inefficiency, improve changeover time, portion control and accountability, increase output, throughput and accuracy of root-cause analyses, realize additional cost savings, operating margins and competitive advantages, the ease and timing of deploying our solutions, the ability to realize upfront value using our products and other statements we may make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of market; the continued ability of CDC Factory solutions to address process manufacturer’s business requirements; demand for and market acceptance of new and existing manufacturing operations management solutions; and development of new functionalities which would allow companies to compete more effectively. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2008 on Form 20-F filed on June 30, 2009. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.